News Release

ATHENE HOLDING LTD. REPORTS
FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Q4 net income increased 52% year-over-year to $368 million
Q4 operating income, net of tax increased 16% year-over-year to $284 million
Q4 ROE of 21.0%, Q4 Retirement Services operating ROE ex. AOCI of 21.8%
Q4 new deposits up 42% to $1.8 billion and record full-year deposits up 127% to $8.8 billion
Q4 Retirement Services investment margin of 2.96%, up 37 basis points year over year

PEMBROKE, Bermuda - March 15, 2017 - Athene Holding Ltd. (NYSE: ATH), a leading provider of retirement savings products, today announced financial results for the fourth quarter and full year 2016.
Net income for the fourth quarter 2016 was $368 million, or $1.80 per diluted Class A share ("diluted share"), compared to net income in the fourth quarter 2015 of $242 million, or $1.30 per diluted share. Net income for the full year 2016 was $805 million, or $4.21 per diluted share, compared to net income for the full year 2015 of $562 million, or $3.21 per diluted share.
Operating income, net of tax for the fourth quarter 2016 was $284 million, or $1.46 per operating diluted Class A share ("operating diluted share"), compared to operating income, net of tax for the fourth quarter 2015 of $244 million, or $1.32 per operating diluted share. Operating income, net of tax for the full year 2016 was $760 million, or $3.93 per operating diluted share, compared to operating income, net of tax for the full year 2015 of $740 million, or $4.23 per operating diluted share. Operating income, net of tax excluding the unlocking of assumptions and the deferred tax valuation allowance release for the full year 2016 was $805 million, compared to $718 million in 2015.
“In the fourth quarter and for the full year we generated very strong organic growth and significantly increased our investment margin, which drove year-over-year growth in operating income, net income and shareholders' equity. At year end, we had high risk-based capital ratios, more than $1.5 billion of excess equity capital and no financial leverage," said Jim Belardi, CEO of Athene Holding Ltd.

“2016 was an important and exciting year for our company as we set the stage for long-term strategic growth. In addition, on December 9th, Athene began trading as a public company -- one of the most important milestones in our company’s history," Mr. Belardi continued.

"In the first quarter of 2017, we issued $650 million of funding agreement backed notes (FABNs) - our most successful issuance to date - and we expect demand will continue for this product. This year we will build on our momentum, continuing to expand and diversify our product portfolio, which in combination with our differentiated business model, strong balance sheet and substantial excess capital, positions us well to continue to create significant shareholder value."

Other Highlights1

•	Full year 2016 Retirement Services investment margin of 2.77%, up 32 basis points year-over-year

•	Full year 2016 Retirement Services operating income, net of tax up 14% excluding unlocking and deferred tax valuation allowance release

•	Full year 2016 ROE of 13.1%, full year 2016 Retirement Services operating ROE ex. AOCI of 19.1%

•	2016 U.S. RBC of 478%

•	2016 ALRe BSCR of 228%[2] and RBC of 529%[3]

•	December 31, 2016 Athene shareholders' equity increased 29% year-over-year to $6.9 billion and Athene shareholders' equity ex. AOCI increased 17% year-over-year to $6.5 billion

•	Ranked #3 carrier in fixed indexed annuity sales year-to-date through September 30, 2016[4], ranked #2 carrier in fixed indexed annuity sales for the third quarter 2016[4]

•	In December, began trading on the NYSE under the stock symbol "ATH"; market capitalization of approximately $10 billion[5]

•	In the first quarter of 2017, issued $650 million of funding agreements

•	Athene and Apollo have agreed, subject to shareholder approval, to implement a new fee framework, which is expected to reduce investment management fees in support of further prudent growth

1 This news release references certain Non-GAAP measures. See Non-GAAP Measures for additional discussion.
2 Effective January 1, 2016, in connection with the implementation of its broader regulatory regime, the BMA integrated the EBS framework into the determination of BSCR. The European Commission has granted the BMA's regulatory regime for reinsurance, group solvency calculation and group supervision full equivalence to Solvency II. Under the EBS framework, ALRe's assets are recorded at market value and its insurance reserves are determined by reference to nine prescribed scenarios, with the scenario resulting in the highest reserve balance required to be selected. This ratio is not comparable to prior year end BSCR ratios given the change in the solvency regime; however, consistent with the previous regime the minimum required capital ratio to be considered solvent by the BMA is 100%.
3 ALRe RBC ratio, which is used in evaluating our capital position and the amount of capital needed to support our segment, is calculated by applying the NAIC RBC factors to our Bermuda capital.
4Rankings as of 9/30/16 per LIMRA.
5 As of March 9, 2017

Fourth Quarter Results
Net income for the fourth quarter increased by $126 million, or 52%, over the prior year fourth quarter. The increase was driven primarily by a $40 million increase in operating income, net of tax and a favorable net change in FIA derivatives due to an increase in discount rates in the fourth quarter.
Operating income, net of tax for the fourth quarter increased by $40 million, or 16%, over the prior year fourth quarter, driven by higher income from our fixed, other and alternative investments and higher earnings from our German business. This was partially offset by higher liability costs driven by an increase in rider reserve movements due to growth and higher than expected persistency. Additionally, the fourth quarter of 2015 benefited from favorable mortality gains and a deferred tax valuation allowance release.
Full-Year Results
Net income for the full year 2016 increased by $243 million, or 43%, over the prior year. The increase was driven by a $20 million increase in operating income, net of tax, a favorable net change in FIA derivatives due to equity market performance and a favorable change in assumed reinsurance embedded derivatives related to credit spreads tightening.
Operating income, net of tax for the full year 2016 increased by $20 million, or 3% over the prior year. The increase in operating income, net of tax was primarily driven by favorable fixed, other and alternative investment income as well as the release of a deferred tax valuation allowance. The increase in investment income was driven by growth in invested assets, reflecting strong growth in deposits, the reinvestment of Aviva acquired investments and higher bond call income. Partially offsetting was an increase in liability costs due to our annual unlocking of assumptions, an increase in rider reserve movements due to growth and higher than expected persistency, an increase in amortization driven by higher gross profits and continued growth, and a decline in the market value of public equity positions in one of our funds. For the full year, operating income, net of tax excluding the impact of unlocking and the release of a deferred tax valuation allowance, was up 12% over prior year.
Deposit Highlights
In 2016, we entered new markets, launched new products and added a new reinsurance partner. In the fourth quarter of 2016, we had retail sales and new flow reinsurance deposits of $1.8 billion, an increase of 42%, compared to prior year. For the full year, we generated record new deposits of $8.8 billion, an increase of 127% from the prior year.
Retail Sales: Retail annuity sales increased to approximately $1.5 billion in the fourth quarter. For the full year, we generated new deposits of $5.3 billion, up 114%, over the prior year. Athene is one of the top three writers of fixed indexed annuities, based on currently available data. New deposit growth was driven by a strong response to our competitive income rider option on Ascent Pro, and the reintroduction of MYGA products.  These new products target large segments of the market where our participation has been historically low. We also introduced product variations targeted to financial institutions which allowed us to expand into that distribution channel for the first time.
Flow Reinsurance: Flow reinsurance deposits were $348 million in the fourth quarter. For the full year, we generated record new deposits of $3.5 billion, up 205%, over the prior year period. This strong growth reflects increased flow reinsurance with our current partners especially in the MYGA market.
Selected Results

	Three months ended December 31,		Years ended December 31,
(In millions, except percentages and share data)	2016	2015	2016	2015
Deposits	$1,840	$1,295	$8,758	$3,859
Investments, including related parties			72,433	64,525
Invested assets			71,834	66,959
Debt to equity			—%	—%
Book value per share			$35.91	$28.81
Book value per share, ex. AOCI[1]			$33.29	$30.09
Common shares outstanding[2]			192.3	186.1
Operating diluted Class A common shares outstanding[3]			196.4	186.1
Total AHL shareholders' equity			6,905	5,362
Total AHL shareholders' equity excluding AOCI			6,538	5,599

ROE	21.0%	17.8%	13.1%	11.3%
ROE ex. AOCI	23.2%	17.7%	13.3%	11.8%
Operating ROE ex. AOCI	17.9%	17.9%	12.5%	15.6%

Retirement Services
Operating income, net of tax	$246	$256	$809	$769
Operating ROE ex. AOCI	21.8%	26.8%	19.1%	22.7%
Investment margin on deferred annuities	2.96%	2.59%	2.77%	2.45%
1Book value per share, ex AOCI is calculated as the ending AHL shareholders' equity excluding AOCI divided by the operating diluted Class A common shares outstanding.
2Represents common shares outstanding for all classes eligible to participate in dividends for each period presented. Utilized for the book value per share calculation.
3Operating diluted Class A common shares outstanding assume conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares outstanding on a one-for-one basis, the impacts of all Class M common shares outstanding net of the conversion price and any other stock-based awards outstanding. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a 1-for-1 basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of book value metrics.

	Three months ended December 31,		Years ended December 31,
(In millions, except share data)	2016	2015	2016	2015
Operating income, net of tax by segment
Retirement Services	$246	$256	$809	$769
Corporate and Other	38	(12)	(49)	(29)
Operating income, net of tax	284	244	760	740

Investment gains (losses), net of offsets	(50)	(36)	47	(56)
Change in fair values of derivatives and embedded derivatives - FIAs, net of offsets	179	65	97	(27)
Integration, restructuring and other non-operating expenses	(14)	(27)	(22)	(58)
Stock compensation expense	(20)	(16)	(79)	(67)
Income tax (expense) benefit - non-operating	(11)	12	2	30
Total non-operating adjustments	84	(2)	45	(178)
Net income available to AHL shareholders	$368	$242	$805	$562

Earnings per share - basic[1]	$1.94	$1.30	$4.31	$3.21
Earnings per share - diluted Class A2	$1.80	$1.30	$4.21	$3.21
Operating earnings per share - operating diluted Class A3	$1.46	$1.32	$3.93	$4.23
Weighted average shares outstanding - basic[1]	189.2	185.9	186.8	175.1
Weighted average shares outstanding - diluted Class A2	63.9	50.0	53.5	41.3
Weighted average shares outstanding - operating diluted Class A3	194.2	186.0	193.4	175.2

1  Basic earnings per share, including basic weighted average shares outstanding includes all classes eligible to participate in dividends for each period presented. 2Diluted earnings per share on a GAAP basis for Class A common shares, including diluted Class A weighted average shares outstanding, includes the dilutive impacts, if any, of Class B common shares, Class M common shares and any other stock-based awards. Based on allocated net income of $115 million (31%) and $65 million (27%) diluted to Class A common shares for the three months ended December 31, 2016 and 2015, respectively, and allocated net income of $225 million (28%) and $132 million (23%) to diluted Class A commons shares for the years ended December 31, 2016 and 2015, respectively.
3Weighted average shares outstanding - operating diluted Class A assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a 1-for-1 basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive they are excluded. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of diluted operating earnings per share.

	Years ended December 31,
(In millions)	2016		2015
	Retirement Services	Consolidated	Retirement Services	Consolidated
Operating income, net of tax	$809	$760	$769	$740
Unlocking	158	158	(24)	(24)
Deferred tax valuation allowance release	(102)	(102)	—	—
Total adjustments	56	56	(24)	(24)
Income tax (expense) benefit	(11)	(11)	2	2
Operating income, net of tax - ex. unlocking and tax adjustments	$854	$805	$747	$718

Segment Results
Retirement Services
Q4 Results
In the fourth quarter, our Retirement Services segment generated an operating ROE excluding AOCI of 21.8% and operating income, net of tax of $246 million, as compared to $256 million in the prior year. Operating income, net of tax was driven by strong fixed, other and alternative investment income. Higher investment income was a result of growth in invested assets, higher credit fund income and a favorable increase in the fair value of two of the segment's investment funds. The increase in fair value reflected the removal of liquidity discounts related to marketability assumptions used in the determination of the fair value of certain of the investments, resulting in $28 million of investment income in 2016 compared to $3 million in 2015. The increase was somewhat offset by higher liability costs primarily driven by an increase in rider reserve movements due to growth and higher than expected persistency. Additionally, the fourth quarter of 2015 benefited from favorable mortality gains of $26 million and a $20 million favorable deferred tax valuation allowance release.
Investment margin, which is a key measurement of the health of our core spread business, continues to show strength and momentum. In the fourth quarter, our Retirement Services investment margin on deferred annuities was 2.96%, an increase of 37 basis points over the prior period, including 17 basis points, compared to 2 basis points in prior year, related to the removal of liquidity discounts regarding certain investments mentioned earlier.
Our net investment earned rate was 4.91%, an increase of 38 basis points from the fourth quarter 2015. Our cost of crediting on deferred annuities was 1.95% as compared to 1.94% in the prior year.
Full-Year Results
For the full year 2016, our Retirement Services segment operating income, net of tax was $809 million, as compared to $769 million in the prior year; excluding the unlocking and the deferred tax valuation allowance release, operating income was $107 million, or 14%, higher than prior year, resulting in an ROE excluding AOCI of 20.2%.
The increase in operating income, net of tax was primarily driven by favorable investment income and the release of a deferred tax valuation allowance of $102 million. The increase in fixed and other investment income was driven by growth in invested assets reflecting strong growth in deposits, the reinvestment of Aviva acquired investments, and $58 million in bond call income related to two large redemptions in the first and second quarters of 2016. Alternative investment income increased primarily driven by higher credit fund income due to credit spreads tightening in 2016 compared to credit spreads widening in 2015 and a favorable increase in the fair value of two of the segment's investment funds. The increase in fair value reflected the removal of liquidity discounts related to marketability assumptions used in the determination of the fair value of certain of the investments, resulting in $52 million of investment income in 2016 compared to $11 million in 2015.
Partially offsetting the increase were higher liability costs primarily driven by our annual unlocking of assumptions of $158 million, an increase in rider reserve movements due to growth and higher than expected persistency, an increase in amortization driven by higher gross profits and growth as well as increased operating expenses as we invest in our growth initiatives.
For the full year 2016, our Retirement Services investment margin on deferred annuities was 2.77%, an increase of 32 basis points over the prior period, which includes 8 basis points of bond call income related to two large redemptions and 8 basis points related to the removal of liquidity discounts for certain investments, as compared to 2 basis points in the prior year.
Our net investment earned rate was 4.73%, an increase of 36 basis points from the prior year. Our cost of crediting on deferred annuities was 1.96% as compared to 1.92% in the prior year.

Corporate Segment
Q4 Results
For the fourth quarter of 2016, Corporate and Other operating income, net of tax was $38 million, an increase of $50 million over prior year fourth quarter. The increase was largely driven by strong alternative investment income as a result of credit spreads tightening. Additionally, Germany's operating income, net of tax increased $10 million over the prior year, driven primarily by the release of a deferred tax valuation allowance of $7 million.
Full-Year Results
For the full year 2016, Corporate and Other generated an operating loss, net of tax of $49 million, as compared to a loss of $29 million in the prior year. The increase in operating loss was primarily driven by the decline in market value of public equity positions in one of our funds. This was partially offset by higher credit fund income as a result of credit spreads tightening in 2016 compared to credit spreads widening in 2015 and a $19 million favorable increase due to the removal of liquidity discounts for certain investments.
Reduction of Investment Management Fees
In support of our efforts to achieve profitable growth, we have agreed with Apollo to reduce investment management fees and revise sub-advisory fees, contingent upon approval of certain related changes to our bye-laws by our shareholders.  Upon approval, the new investment management fee structure will be retroactive to January 1, 2017 and will continue until otherwise amended.
We currently hold more than $1.5 billion of excess capital, which we expect to use to opportunistically capture incremental growth opportunities while maintaining our underwriting discipline to generate attractive returns for shareholders. The new fee framework results in a lower level of fees for us as we continue to expand our business, and incentivizes both AAM and Apollo to make long-term investments in their capabilities and infrastructure to support our growth.
Currently, we generally pay investment management fees of 40 basis points per year on North American assets, subject to certain rebate agreements.  Under the new arrangement, we would pay investment management fees of 40 basis points per year for assets under management up to $65.8 billion and 30 basis points per year for assets in excess of that. The discount on organic deposits generated in 2016 above $5.1 billion will remain in place.
The fee changes were approved by our conflicts committee, while the bye-law amendment recommendation was approved by all of our independent directors, with the changes to the fee framework being conditional on approval by our shareholders of the bye-law amendments.
Conference Call Information
This press release and the fourth quarter and full-year 2016 financial supplement will be posted to the Company’s website at ir.athene.com
Athene will conduct a conference call on Thursday, March 16, 2017 at 10:00 a.m. ET to discuss the fourth quarter and full year 2016 results. Additionally, the company will post an earnings presentation deck on the ir.athene.com website prior to market open on March 16, 2017.

•	Live conference call: Toll-free at 1-888-317-6003 (domestic) or 1-412-317-6061 (international)

•	Participant entry number: 7086531

•	Replay available through March 30, 2017 at 1-877-344-7529 (domestic) or 1-412-317-0088 (international)

•	Replay access code: 10101316

•	Live and archived webcast available at ir.athene.com
Investor Relations Contact:             Media Contact:
Paige Hart                        Karen Lynn
+1 441-279-8527                    +1 441-279-8460
+1 310-698-4478                    +1 515-342-3910
phart@athene.com                    klynn@athene.com
About Athene Holding Ltd.
Athene, through its subsidiaries, is a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. The products offered by Athene include:

• Retail fixed and fixed indexed annuity products;
• Co-insurance and reinsurance arrangements with third-party annuity providers; and
• Institutional products, such as funding agreements.

Athene's principal subsidiaries include Athene Annuity & Life Assurance Company, a Delaware-domiciled insurance company, Athene Annuity and Life Company, an Iowa-domiciled insurance company, Athene Annuity & Life Assurance Company of New York and Athene Life Insurance Company of New York, New York-domiciled insurance companies, Athene Life Re Ltd., a Bermuda-domiciled reinsurer and Athene Lebensversicherung AG, a German-based life insurance company.
Further information about our companies can be found at www.athene.com.
Non-GAAP Measures
In addition to our results presented in accordance with GAAP, our results of operations include certain non-GAAP measures commonly used in our industry. Management believes the use of these non-GAAP measures, together with the relevant GAAP measures, provides a better understanding of our results of operations and the underlying profitability drivers of our business. The majority of these non-GAAP measures are intended to remove from the results of operations the impact of market volatility (other than with respect to alternative investments) as well as integration, restructuring and certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the GAAP measures. See Non-GAAP Measure Reconciliations for the appropriate reconciliations to the GAAP measures.

Operating income, net of tax, a commonly used operating measure in the life insurance industry, is a non-GAAP measure used to evaluate our financial performance excluding market volatility and expenses related to integration, restructuring, stock compensation, and other expenses. Our operating income, net of tax, equals net income available to AHL’s shareholders adjusted to eliminate the impact of the following (collectively, the “non-operating adjustments”):

•	Investment Gains (Losses), Net of Offsets

•	Change in Fair Values of Derivatives and Embedded Derivatives - FIAs, Net of Offsets

•	Integration, Restructuring, and Other Non-operating Expenses

•	Stock Compensation Expense

•	Bargain Purchase Gain

•	Income Tax (Expense) Benefit - Non-operating

We consider these non-operating adjustments to be meaningful adjustments to net income available to AHL's shareholders and we believe using a measure which excludes the impact of these items is effective in analyzing the trends in our results of operations. Together with net income available to AHL's shareholders, we believe operating income, net of tax, provides a meaningful financial metric that helps investors understand our underlying results and profitability. Operating income, net of tax, should not be used as a substitute for net income available to AHL's shareholders.

ROE excluding AOCI and operating ROE excluding AOCI are non-GAAP measures used to evaluate our financial performance excluding the impacts of AOCI. AOCI fluctuates period-to-period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. Once we have reinvested acquired blocks of businesses, we typically buy and hold AFS investments to maturity throughout the duration of market fluctuations. Therefore, the period-over-period impacts in unrealized gains and losses are not necessarily indicative of current operating fundamentals or future performance. Accordingly, we believe using measures which exclude AOCI is more effective in analyzing the trends of our operations. To enhance the ability to analyze these measures across periods, interim periods are annualized. ROE excluding AOCI and operating ROE excluding AOCI should not be used as a substitute for ROE. However, we believe the adjustments to equity are significant to gaining an understanding of our overall results of operations.

Operating earnings per share - operating diluted Class A, weighted average shares outstanding - operating diluted Class A common shares and book value per share excluding AOCI are non-GAAP measures used to evaluate our financial performance and financial condition. The non-GAAP measures adjust the number of shares included in the corresponding GAAP measures to reflect the conversion or settlement of all shares and other stock-based awards outstanding. We believe using these measures represent an economic view of our share counts and provide a simplified and consistent view of our outstanding shares. Operating earnings per share - operating diluted Class A is calculated as the operating income, net of tax over the weighted average shares outstanding - operating diluted Class A common shares. Book value per share excluding AOCI is calculated as the ending AHL shareholders' equity excluding AOCI divided by the operating diluted Class A common shares outstanding. Our Class B common shares are economically equivalent to Class A common shares and can be converted to Class A common shares on a one-for-one basis at any time. Our Class M common shares are in the legal form of shares but economically function as options as they are convertible into Class A shares after vesting and settlement of the conversion price. In calculating Class A diluted earnings per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards are not dilutive they are excluded. Weighted average shares outstanding - operating diluted Class A common shares and operating diluted Class A common shares outstanding assume conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards. For December 31, 2015 and prior, Class M shares were not included due to issuance restrictions which were contingent upon our IPO. Operating earnings per share - operating diluted Class A, weighted average shares outstanding - operating diluted Class A common shares and book value per share excluding AOCI should not be used as a substitute for basic earnings per share - Class A common shares, basic weighted average shares outstanding - Class A or book value per share. However, we believe the adjustments to the shares and equity are significant to gaining an understanding of our overall results of operations and financial condition.

Weighted Average Share Count - Dividend Eligible
	Q4'16		FY'16
	(mm shares)	% total	(mm shares)	% total
Class A	58.3	31%	52.1	28%
Class B	130.0	69%	134.5	72%
Class M-1	0.9	—%	0.2	—%
Total	189.2	100%	186.8	100%

Weighted Average Shares Outstanding - diluted Class A
	Q4'16		FY'16
	(mm shares)	% total	(mm shares)	% total
Class A	58.3	91%	52.1	97%
Dilutive effect of Class M and other stock compensation plans	5.6	9%	1.4	3%
Total	63.9	100%	53.5	100%

Metric	Q4'16	FY'16	Description
Net Income	$368	$805
Weighted Avg. Shares Outstanding – Basic	189.2	186.8
Per GAAP, only shares that are eligible for dividends currently should be included in basic EPS. This includes the sum of basic weighted average shares for Class A, B, and M1 and excludes Class M2, M3 and M4 shares. Class M shares are only eligible to receive dividends if ROI condition has been satisfied.  As of 12/31, only Class M-1 shares had satisfied the condition.

Earnings per Share - Basic	$1.94	$4.31
Allocated Net Income to diluted Class A shares	$115	$225	Allocated net income to diluted Class A shares was 31% of total net income in Q4 and 28% in 2016.
Weighted Avg. Shares Outstanding – diluted Class A	63.9	53.5
Per GAAP, to calculate earnings per diluted Class A share we use Class A shares and equity instruments convertible into Class A shares that are considered dilutive. As of 12/31, for the quarter and full year, dilutive securities included Class M1, M2, M3 and M4 shares as well as certain LTIP incentive awards. As of 12/31, for the quarter and full year, the Class B shares are excluded from the calculation as they are considered anti-dilutive. Per GAAP, we allocate a portion of total net income to each class of shares eligible to receive dividends (see table above). Each Class A and B share is eligible to receive dividends. Class M shares are only eligible to receive dividends to the extent that an ROI condition has been satisfied. As of 12/31, that condition had been satisfied for only the Class M-1 shares. The net income allocated to each class is based on their respective basic weighted average share count in relation to the total basic weighted average share count of dividend eligible classes outstanding (see table). Additionally, on a diluted basis for Class A, the allocated net income is adjusted to reflect the inclusion of any equity instruments convertible into Class A shares and considered dilutive. For example, for 2016 Class A shares received 28% of $805M or $225M, which when divided by the 53.5M diluted weighted average shares results in diluted EPS of $4.21/share.  The reason why Class B’s are anti-dilutive is that the Class B EPS is $4.31 and as the marginal impact of $4.31 is greater than the diluted A value of $4.21, adding B’s to the calculation would result in an increase to EPS.

Earnings per Share – Diluted Class A	$1.80	$4.21
Operating Income, net of tax	$284	$760
Weighted Avg. Shares Outstanding – operating diluted Class A	194.2	193.4
A non-GAAP method for calculating weighted average share count which assumes conversion or settlement of all outstanding items that are able to be converted to or settled into Class A shares, including the weighted average of all Class B and M shares and all other stock awards on a net basis assuming settlement at the conversion price.

Operating earnings per share, operating diluted Class A	$1.46	$3.93
Investment margin is a key measurement of the financial health of our Retirement Services core deferred annuities. Investment margin on our deferred annuities is generated from the excess of our net investment earned rate over the cost of crediting to our policyholders. Net investment earned rate is a key measure of investment returns and cost of crediting is a key measure of the policyholder benefits on our deferred annuities. Net investment earned rate, cost of crediting and investment margin on deferred annuities are non-GAAP measures we use to evaluate the profitability of our core deferred annuities business. We believe measures like net investment earned rate, cost of crediting and investment margin on deferred annuities are effective in analyzing the trends of our core business operations, profitability and pricing discipline. While we believe net investment earned rate, cost of crediting and investment margin on deferred annuities are meaningful financial metrics and enhance our understanding of the underlying profitability drivers of our business, they should not be used as a substitute for net investment income and interest sensitive contract benefits presented under GAAP.

•
Net investment earned rate is a non-GAAP measure we use to evaluate the performance of our invested assets that does not correspond to GAAP net investment income. Net investment earned rate is computed as the income from our invested assets divided by the average invested assets for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized. The adjustments to arrive at our net investment earned rate add alternative investment gains and losses, gains and losses related to trading securities for CLOs, net VIE impacts (revenues, expenses and noncontrolling interest) and the change in reinsurance embedded derivatives. We include the income and assets supporting our assumed reinsurance by evaluating the underlying investments of the funds withheld at interest receivables and we include the net investment income from those underlying investments which does not correspond to the GAAP presentation of reinsurance embedded derivatives. We exclude the income and assets supporting business that we have exited through ceded reinsurance including funds withheld agreements. We believe the adjustments for reinsurance provide a net investment earned rate on the assets for which we have economic exposure.

•
Cost of crediting is the interest credited to the policyholders on our fixed strategies as well as the option costs on the index annuity strategies. With respect to FIAs, the cost of providing index credits includes the expenses incurred to fund the annual index credits, and where applicable, minimum guaranteed interest credited. The interest credited on fixed strategies and option costs on index annuity strategies are divided by the average account value of our deferred annuities. Under GAAP, deposits and withdrawals for fixed indexed and fixed rate annuities are reported as deposit liabilities (or policyholder funds). Our average account values are averaged over the number of quarters in the relevant period to obtain our cost of crediting for such period. To enhance the ability to analyze these measures across periods, interim periods are annualized.

In managing our business we analyze invested assets, which do not correspond to total investments, including investments in related parties, as disclosed in our consolidated financial statements and notes thereto. Invested assets represent the investments that directly back our policyholder liabilities as well as surplus assets. Invested assets is used in the computation of net investment earned rate, which allows us to analyze the profitability of our investment portfolio. Invested assets includes (a) total investments on the consolidated balance sheets with AFS securities at cost or amortized cost, excluding derivatives, (b) cash and cash equivalents and restricted cash, (c) investments in related parties, (d) accrued investment income, (e) the consolidated VIE assets, liabilities and noncontrolling interest and (f) policy loans ceded (which offset the direct policy loans in total investments). Invested assets also excludes assets associated with funds withheld liabilities related to business exited through reinsurance agreements and derivative collateral (offsetting the related cash positions). We include the underlying investments supporting our assumed funds withheld and modco agreements in our invested assets calculation in order to match the assets with the income received. We believe the adjustments for reinsurance provide a view of the assets for which we have economic exposure. Our invested assets are averaged over the number of quarters in the relevant period to compute our net investment earned rate for such period.

Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of understanding our business performance. Our sales statistics include fixed rate annuities and FIAs and align with the LIMRA definition of all money paid into an individual annuity, including money paid into new contracts with initial purchase occurring in the specified period and existing contracts with initial purchase occurring prior to the specified period (excluding internal transfers).
Forward Looking Statements
This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of AHL’s management and the management of AHL’s subsidiaries. Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of our assumptions and estimates; our ability to maintain or improve financial strength ratings; our ability to manage our business in a highly regulated industry; regulatory changes or actions; the impact of our reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; our ability to protect our intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for our operations; and other factors discussed from time to time in AHL’s filings with the SEC, including our Registration Statement on Form S-1, as amended (File No. 333-211243), which can be found at the SEC’s website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

# # #

Athene Holding Ltd.
Condensed Consolidated Balance Sheets (unaudited)

	December 31,
(In millions)	2016	2015
Assets
Investments
Available-for-sale securities, at fair value
Fixed maturity securities	$52,033	$47,816
Equity securities	353	407
Trading securities, at fair value	2,581	2,468
Mortgage loans, net of allowances	5,470	5,500
Investment funds	689	733
Policy loans	602	642
Funds withheld at interest	6,538	3,482
Derivative assets	1,370	871
Real estate	542	566
Short-term investments, at fair value	189	135
Other investments	81	83
Total investments	70,448	62,703
Cash and cash equivalents	2,445	2,714
Restricted cash	57	116
Investments in related parties
Available-for-sale securities, at fair value
Fixed maturity securities	335	308
Equity securities	20	—
Trading securities, at fair value	195	217
Investment funds	1,198	997
Short-term investments	—	55
Other investments	237	245
Accrued investment income	554	520
Reinsurance recoverable	6,001	7,257
Deferred acquisition costs, deferred sales inducements, and value of business acquired	2,964	2,663
Current income tax recoverable	107	113
Deferred tax assets	369	606
Other assets	869	749
Assets of consolidated variable interest entities:
Investments
Available-for-sale securities, at fair value
Equity securities - related party	161	—
Trading securities, at fair value
Fixed maturity securities	50	722
Equity securities - related party	117	309
Investment funds	573	534
Cash and cash equivalents	14	6
Other assets	6	20
Total assets	$86,720	$80,854

	December 31,
(In millions)	2016	2015
Liabilities and Equity
Liabilities
Interest sensitive contract liabilities	$61,532	$57,296
Future policy benefits	14,569	14,540
Other policy claims and benefits	217	234
Dividends payable to policyholders	974	856
Derivative liabilities	40	17
Payables for collateral on derivatives	1,383	867
Funds withheld liability	380	388
Other liabilities	685	776
Liabilities of consolidated variable interest entities
Borrowings	—	500
Other liabilities	34	17
Total liabilities	79,814	75,491
Equity
Common stock	—	—
Additional paid-in capital	3,421	3,281
Retained earnings	3,117	2,318
Accumulated other comprehensive income (loss)	367	(237)
Total Athene Holding Ltd. shareholders' equity	6,905	5,362
Noncontrolling interest	1	1
Total equity	6,906	5,363
Total liabilities and equity	$86,720	$80,854

Athene Holding Ltd.
Condensed Consolidated Statement of Income (unaudited)

	Three months ended December 31,		Years ended December 31,
(In millions, except per share data)	2016	2015	2016	2015
Revenue
Premiums	$35	$96	$240	$195
Product charges	75	64	281	248
Net investment income	773	678	2,916	2,508
Investment related gains (losses)	129	179	652	(430)
OTTI investment losses:	—
OTTI losses	(1)	(13)	(32)	(40)
OTTI losses (gains) recognized in OCI	(2)	2	2	10
Net OTTI losses	(3)	(11)	(30)	(30)
Other revenues	9	9	34	25
Revenues of consolidated variable interest entities:
Net investment income	27	30	67	67
Investment related gains (losses)	17	—	(53)	33
Total revenues	1,062	1,045	4,107	2,616
Benefits and Expenses
Interest sensitive contract benefits	225	417	1,293	690
Amortization of DSI	20	6	40	20
Future policy and other policy benefits	181	178	1,043	517
Amortization of DAC and VOBA	101	59	304	203
Interest expense	3	2	9	17
Dividends to policyholders	(28)	(5)	37	28
Policy and other operating expenses	174	164	615	532
Operating expenses of consolidated variable interest entities
Interest expense	—	4	12	15
Other operating expenses	—	—	1	2
Total benefits and expenses	676	825	3,354	2,024
Income before income taxes	386	220	753	592
Income tax expense (benefit)	18	(22)	(52)	14
Net income	368	242	805	578
Less: Net income attributable to noncontrolling interests	—	—	—	16
Net income available to AHL shareholders	$368	$242	$805	$562

Non-GAAP Measure Reconciliations
The reconciliation of basic earnings per Class A common share to operating earnings per operating dilutive Class A common share is as follows:

	Three months ended December 31,		Years ended December 31,
(In millions)	2016	2015	2016	2015
Operating income, net of tax – per operating dilutive Class A common share	$1.46	$1.32	$3.93	$4.23
Investment gains (losses), net of offsets	(0.25)	(0.20)	0.24	(0.33)
Change in fair values of derivatives and embedded derivatives - FIAs, net of offsets	0.92	0.36	0.51	(0.15)
Integration, restructuring and other non-operating expenses	(0.07)	(0.15)	(0.12)	(0.33)
Stock compensation expense	(0.10)	(0.09)	(0.41)	(0.38)
Income tax (expense) benefit - non-operating	(0.07)	0.06	0.01	0.17
Total non-operating adjustments	0.43	(0.02)	0.23	(1.02)
Effect of items convertible to or settled in Class A common shares	0.05	—	0.15	—
Basic earnings per share – Class A common shares	$1.94	$1.30	$4.31	$3.21
The reconciliation of basic weighted average Class A shares to operating diluted Class A shares is as follows:

	Three months ended December 31,		Years ended December 31,
(In millions)	2016	2015	2016	2015
Basic weighted average shares outstanding - Class A	58.3	49.9	52.1	41.2
Conversion of Class B shares to Class A shares	130.0	136.0	134.4	133.9
Conversion of Class M shares to Class A shares	5.5	—	6.6	—
Effect of other stock compensation plans	0.4	0.1	0.2	0.1
Weighted average shares outstanding - operating diluted Class A common shares	194.2	186.0	193.4	175.2
The reconciliation of AHL shareholders’ equity to AHL shareholders’ equity excluding AOCI included in ROE excluding AOCI, operating income ROE excluding AOCI and book value per share excluding AOCI is as follows:

	December 31,
(In millions)	2016	2015
Total AHL shareholders' equity	$6,905	$5,362
Less: AOCI	367	(237)
Total AHL shareholders' equity excluding AOCI	$6,538	$5,599

Retirement Services	$4,495	$3,974
Corporate and Other	2,043	1,625
Total AHL shareholders' equity excluding AOCI	$6,538	$5,599

The reconciliation of basic Class A shares outstanding to operating diluted Class A outstanding shares is as follows:

	December 31,
(In millions)	2016	2015
Class A common shares outstanding	77.0	50.2
Conversion of Class B shares to Class A shares	111.8	136.0
Conversion of Class M shares to Class A shares	6.8	—
Effect of other stock compensation plans	0.7	—
Operating diluted Class A common shares outstanding	196.4	186.1
The reconciliation of book value per share to book value per share, excluding AOCI is as follows:

	December 31,
	2016	2015
Book value per share	$35.91	$28.81
AOCI	(1.91)	1.28
Effect of items convertible to or settled in Class A common shares	(0.71)	—
Book value per share, excluding AOCI	$33.29	$30.09

The reconciliation of net investment income to net investment earnings and earned rate is as follows:

	Three months ended December 31,				Years ended December 31,
	2016		2015		2016		2015
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP net investment income	$773	4.30%	$678	4.05%	$2,916	4.19%	$2,508	4.06%
Reinsurance embedded derivative impacts	45	0.25%	26	0.16%	189	0.27%	84	0.15%
Net VIE earnings	44	0.25%	26	0.16%	1	—%	67	0.11%
Alternative income gain (loss)	(4)	(0.02)%	(40)	(0.24)%	(39)	(0.06)%	(42)	(0.07)%
Other	(16)	(0.09)%	—	—%	(35)	(0.05)%	(9)	(0.01)%
Total adjustments to arrive at net investment earnings/earned rate	69	0.39%	12	0.08%	116	0.16%	100	0.18%
Total net investment earnings/earned rate	$842	4.69%	$690	4.13%	$3,032	4.35%	$2,608	4.24%

Retirement Services	$793	4.91%	$675	4.53%	$2,955	4.73%	$2,572	4.37%
Corporate and Other	49	2.76%	15	0.83%	77	1.08%	36	1.38%
Total net investment earnings/earned rate	$842	4.69%	$690	4.13%	$3,032	4.35%	$2,608	4.24%

Retirement Services average invested assets	$64,639		$59,587		$62,509		$58,917
Corporate and Other average invested assets	7,074		7,246		7,113		2,567
Average invested assets	$71,713		$66,833		$69,622		$61,484
The reconciliation of interest sensitive contract benefits to Retirement Services' cost of crediting on deferred annuities, and the respective rates, is as follows:

	Three months ended December 31,				Years ended December 31,
	2016		2015		2016		2015
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP interest sensitive contract benefits	$225	1.65%	$417	3.39%	$1,293	2.48%	$690	1.42%
Interest credited other than deferred annuities	(21)	(0.15)%	(30)	(0.24)%	(110)	(0.21)%	(94)	(0.19)%
FIA option costs	143	1.05%	133	1.08%	559	1.08%	510	1.04%
Product charges (strategy fees)	(15)	(0.11)%	(10)	(0.08)%	(53)	(0.10)%	(33)	(0.07)%
Reinsurance embedded derivative impacts	8	0.06%	5	0.04%	29	0.06%	18	0.04%
Change in fair values of embedded derivatives - FIAs	(72)	(0.53)%	(269)	(2.19)%	(730)	(1.41)%	(174)	(0.36)%
Negative VOBA amortization	12	0.09%	17	0.14%	48	0.09%	68	0.14%
Unit linked change in reserve	(14)	(0.10)%	(27)	(0.22)%	(15)	(0.03)%	(27)	(0.06)%
Other changes in interest sensitive contract liabilities	(2)	(0.01)%	2	0.02%	(2)	—%	(18)	(0.04)%
Total adjustments to arrive at cost of crediting on deferred annuities	39	0.30%	(179)	(1.45)%	(274)	(0.52)%	250	0.50%
Retirement Services cost of crediting on deferred annuities	$264	1.95%	$238	1.94%	$1,019	1.96%	$940	1.92%

Average account value on deferred annuities	$54,358		$49,139		$51,921		$48,956

The reconciliation of total investments, including related parties, to invested assets is as follows:

	December 31,
(In millions)	2016	2015
Total investments, including related parties	$72,433	$64,525
Derivative assets	(1,370)	(871)
Cash and cash equivalents (including restricted cash)	2,502	2,830
Accrued income	554	520
Derivative collateral	(1,383)	(867)
Reinsurance funds withheld and modified coinsurance	(414)	(214)
VIE assets, liabilities and noncontrolling interest	886	1,073
AFS unrealized (gain) loss	(1,030)	362
Ceded policy loans	(344)	(399)
Total adjustments to arrive at invested assets	(599)	2,434
Total invested assets	$71,834	$66,959